Exhibit 2.1

Execution Version

SECOND AMENDMENT

TO THE

BUSINESS COMBINATION AGREEMENT

This Second Amendment (this “Second Amendment”) to the Business Combination Agreement dated as of September 17, 2026 amends the Business Combination Agreement, dated as of June 17, 2026 (the “Original Agreement,” as amended on August 6, 2026 and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among (i) Silicon Valley Acquisition Corp., a Cayman Islands exempted company (“SVAQ”), (ii) SVAQ Merger Sub Inc., a Delaware corporation (“Merger Sub”), and (iii) EigenQ, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, Section 8.3 of the Business Combination Agreement sets forth that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; and

WHEREAS, the Parties desire to amend the Original Agreement as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to the Original Agreement.

(a) The sixth paragraph of the recitals of the Original Agreement is hereby replaced with the following:

“WHEREAS, at the Closing, SVAQ, certain SVAQ Shareholders, the Company and the Company Stockholders set forth on Annex B hereto will enter into a Registration Rights and Lock-up Agreement, in a form mutually agreed upon by SVAQ and the Company (the “Registration Rights and Lock-up Agreement”), pursuant to which, among other things, such SVAQ Shareholders and Company Stockholders party thereto will (a) be granted certain registration rights with respect to their respective SVAQ Shares, and (b) for the designated period specified therein, shall not transfer their Company Shares, in each case, subject to the terms and upon the conditions set forth in the Registration Rights and Lock-up Agreement;”

(b) Section 6.2(ii) of the Original Agreement is hereby replaced with the following:

“(ii) the Registration Rights and Lock-Up Agreements, duly executed by the Company Stockholders set forth on Annex B hereto.”

(c) Section 7.1(d) of the Original Agreement is hereby replaced with the following:

“(d) by either SVAQ or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 30, 2027 (provided that the Outside Date shall automatically be extended upon on a monthly basis following such date with the written consent of SVAQ and the Company) (the “Outside Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SVAQ if any SVAQ Party’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;”

(d) Annex B hereto is added as Annex B to the Original Agreement.

2. Miscellaneous. Except as expressly provided in this Second Amendment, all of the terms and provisions in the Original Agreement shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Second Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Second Amendment, the provision of this Second Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Section 8.1 and Sections 8.3 through 8.19 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Second Amendment as if all references to the “Agreement” contained therein were instead references to this Second Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused this Second Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SVAQ:

SILICON VALLEY ACQUISITION CORP.

By:	/s/ Dan Nash
Name:	Dan Nash
Title:	Chief Executive Officer

Merger Sub:

SVAQ MERGER SUB INC.

By:	/s/ Dan Nash
Name:	Dan Nash
Title:	President

[Signature Page – Second Amendment to Business Combination Agreement]

IN WITNESS WHEREOF, each party has caused this Second Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

The Company:

EIGENQ, INC.

By:	/s/ Dr. José R. Rosas-Bustos
Name:	Dr. José R. Rosas-Bustos
Title:	Chief Executive Officer

[Signature Page – Second Amendment to Business Combination Agreement]

Annex B

[Signature Page – Second Amendment to Business Combination Agreement]